UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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EVERCORE INC.

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Subject: Evercore Equity Compensation Plan Support

Dear [Shareholder],

We hope that you, your family and colleagues are safe and well.

We are seeking your voting support at our annual meeting to refresh the shares under our equity plan. As this plan is critical to our growth strategy, we want to highlight these three points:

•

We grant equity broadly—more than 90% of our equity awards over the last 3 years went to non-executive officers. As our business continues to grow, the additional shares we are requesting are critical to our ability to maintain our compensation structure and align the interests of our employees and shareholders.

•	We have offset the dilutive effect of our equity grants through our stock repurchases and have had a negative net burn rate of -2.6% over the last 3 years.

•	We are only requesting 6.5 million additional shares to cover roughly the next two years—a shorter duration than typical for companies our size, and the plan compares favorably to our direct peers.

We know this is peak proxy season, but we would be happy to discuss this plan further on a call if that would be helpful. Details regarding each of the points made above can be found in the attached deck.

Evercore 2022 Equity Plan Proposal May 13, 2022

This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect our current views with respect to, among other things, our operations and financial performance. In some cases, you can identify these forward-looking statements by the use of words such as “outlook”, “backlog” “believes”, “expects”, “potential”, “probable”, “continues”, “may”, “will”, “should”, “seeks”, “approximately”, “predicts”, “intends”, “plans”, “estimates”, “anticipates” or the negative versions of these words or other comparable words. All statements other than statements of historical fact included in this presentation are forward- looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include, but are not limited to, those described under “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q and current reports filed under Form 8-K. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this discussion. In addition, new risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not assume any responsibility for the accuracy or completeness of any of these forward-looking statements. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. Throughout this presentation certain information is presented on an Adjusted basis, which is a non-GAAP measure. Adjusted results begin with information prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and then those results are adjusted to exclude certain items and reflect the conversion of vested and unvested Evercore LP Units and Interests into Class A shares. Evercore believes that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable U.S. GAAP measures, are useful to investors to compare Evercore’s results across several periods and facilitate an understanding of Evercore’s operating results. Evercore uses these measures to evaluate its operating performance, as well as the performance of individual employees. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. A reconciliation of each non-GAAP figure to the corresponding GAAP figure is available in Appendix A at the end of this presentation. Please note this presentation is available at www.evercore.com. 1

We are Requesting Additional Shares to Support our Broad-Based Equity Program A broad-based equity program is critical to our business model and a core part of our compensation program. While we have prudently managed the shares authorized in our previous share request for the anticipated two-year term, we now have only approximately 1.5 million shares available for grant. Accordingly, we need additional shares to support our continued growth and success Strong Growth and Success Broad-Based Equity Program Prudent Use of Equity n 2021 Adjusted Net Revenue n 90%+ of equity awards over n Average negative net burn of $3.32 billion – a 43% the past three years issued rate over the past three full 1 increase from 2020 to non-executive officers fiscal years, when taking into account our share n 2021 Adjusted EPS of n 90%+ of equity awards over repurchase program $17.50 – an 82% increase the past three years issued 1 from 2020 to persons with direct, client-n Our use of equity is facing and revenue- comparable to our direct n 2021 Adjusted Net Income generating responsibilities peers - other publicly traded of $843.2 million – an 83% independent investment 1 increase from 2020 n Multi-Year Vesting aligns banking advisory firms the incentives of our broad base of employees with our n Equity-based compensation shareholders included in bonus, not additional to bonus We believe that our prudent use of equity compensation has been an important driver of our success and is necessary for our continued success 2 (1) Adjusted Net Revenues, Adjusted Earnings Per Share and Adjusted Net Income are non-GAAP measures. See Appendix A for further information and a reconciliation to U.S. GAAP amounts

Our Proposal is Reasonably Sized and Appropriate for a Human Capital Business We are requesting only the limited number of shares which we believe will be necessary for continuing to manage and grow our business over the next approximately two years. Limited Share Request Double Alignment Effect n We are requesting only 6.5 million n Grant magnitude is driven by delivered additional shares, which we believe are performance – awards are a component of necessary to continue managing and annual bonus, and employees must earn growing the business for the next two their grants before the grants are made years n Realized grant value is dependent on n Based on feedback from our shareholders, retention and future performance – grants when we last sought shares in 2020 we are made with time-vesting restrictions and requested only the limited number of fluctuate in value based on stock price shares which we anticipated would be performance after the grants are made necessary for two years n We believe that an increased use of n As anticipated, we have substantially alternative forms of deferred compensation exhausted those shares and have only in lieu of equity would reduce the alignment approximately 1.5 million shares available between our employees and shareholders for grant without a corresponding benefit We are a human capital business and our revenue and profits are tied to the number, quality and performance of our people. Our ability to pay compensation in the form of equity (as opposed to alternative forms of deferred compensation) has enabled us to recruit, retain and motivate high-caliber talent aligned with our long-term growth and success 3

We Have a Track Record of Prudent Equity Compensation Management We are acutely sensitive to the dilutive impact of equity compensation and we have purposely offset the dilutive impact of equity awards through share repurchases n When we last sought shares in 2020, we Equity Grant and Offset History (Shares in Three Year committed to work to offset the dilutive effect of 000’s) Average (2019- our annual bonus equity awards through our 2021) stock repurchase program, subject to our future RSU Grants: earnings and our need to maintain a strong Incentive Award Grants 2,413 liquidity position 154 New Hire/Retention Grants Forfeitures (142) n As we have consistently done in the past, we Net RSU Grants 2,426 delivered on our stated commitment by: Shares Repurchased 3,592 „ More than offsetting our annual bonus equity awards and new hire equity awards through Net Issuance – Net RSU Grants less Shares (1,167) our stock repurchase program; and Burn Rate (Taking into account Weighted Common Shares Outstanding, Evercore LP 5.4% „ Maintaining an average three-year Net Burn Partnership Units and Forfeitures) Rate of -2.6% Net Burn Rate (Also taking into account (2.6)% share repurchases) We remain committed to carefully managing our shares by offsetting the dilutive effect of such awards through share repurchases, subject to our future earnings and our need to maintain a strong liquidity position and reserve the necessary flexibility to address unusual circumstances that may arise 4

Our Equity Compensation Practices are Comparable to our Direct Peers Our publicly traded independent investment banking advisory peers share our human capital-intensive business model, and are the best comparison for equity program purposes n Traditional burn rate and dilution analyses do not take into account our people-based cost structure or our compensation and share repurchase practices n While we do not believe that traditional burn rate calculations that are calculated without taking into account repurchases are a meaningful metric for us on a standalone basis, these metrics do demonstrate that our equity compensation practices are in line with our most direct peers n In addition, our careful use of equity compensation is further evidenced by an analysis of our 2019-2021 average stock compensation expense as a percentage of various three-year average operating measures, as compared to those of our direct peers Three-Year Average of Stock Compensation Three-Year Average Expense* Burn Rate (Not Three-Year Adjusted for Average Stock As a Repurchases)* Compensation Percentage of Evercore ...................... 5.4% Expense (in GAAP Net 000’s) Revenue Per Employee Lazard ......................... 4.8% Evercore ................. 211,109 8% $112,113 Moelis ........................... 5.5% Lazard .................... 235,230 8% $75,856 PJT Partners............... 5.1% Moelis ..................... 141,639 13% $153,788 Greenhill ..................... 11.1% PJT Partners ......... 113,798 12% $151,126 Greenhill ................ 36,233 12% $96,364 * See pg. 81 of our 2022 Proxy Statement, available at https://investors.evercore.com/shareholder-services/online-investor-kit, for methodology. 5

We Need Your Support of our Equity Plan Proposal Our Board of Directors has unanimously approved the Second Amended and Restated Evercore Inc. Stock Incentive Plan n In the past, our shareholders have taken the time to understand our human capital-intensive business, our equity compensation practices and the need to make exceptions to traditional burn rate and dilution analyses. Thanks to their support, our most recent proposal in 2020 succeeded n We appreciate you taking the time to consider our proposal and request that you vote “FOR” our proposals, including Proposal No. 4 – Approval of the Second Amended and Restated 2016 Evercore Inc. Stock Incentive Plan 6

Appendix A U.S. GAAP Reconciliation to Adjusted Results (Unaudited)

U.S. GAAP Reconciliation to Adjusted Results (Unaudited) Information in the following financial reconciliations presents the historical results of the Company from continuing operations and is presented on an Adjusted basis, which is a non-generally accepted accounting principles (“non-GAAP”) measure. Adjusted results begin with information prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), adjusted to exclude certain items and reflect the conversion of certain Evercore LP Units and Interests and other IPO related restricted stock unit awards, as well as Acquisition Related Share Issuances and Unvested Restricted Stock Units, into Class A shares. Evercore believes that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable U.S. GAAP measures, are useful to investors to compare Evercore’s results across several periods and facilitate an understanding of Evercore’s operating results. The Company uses these measures to evaluate its operating performance, as well as the performance of individual employees. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. These Adjusted amounts are allocated to the Company’s two business segments: Investment Banking and Investment Management. The differences between Adjusted and U.S. GAAP results are as follows: Assumed Vesting of Evercore LP Units and Exchange into Class A Shares. In prior periods, the Company incurred expenses, primarily in Employee Compensation and Benefits, resulting from the vesting of Class J LP Units issued in conjunction with the acquisition of ISI. The Adjusted results assume substantially all of these LP Units have vested and have been exchanged for Class A shares. Accordingly, any expense associated with these units, and related awards, is excluded from Adjusted results, and the noncontrolling interest related to these units is converted to controlling interest. The Company’s Management believes that it is useful to provide the per- share effect associated with the assumed conversion of these previously granted equity interests and IPO related restricted stock units, and thus the Adjusted results reflect their exchange into Class A shares. Adjustments Associated with Business Combinations and Divestitures. The following charges resulting from business combinations and divestitures have been excluded from the Adjusted results because the Company’s Management believes that operating performance is more comparable across periods excluding the effects of these acquisition-related charges: Amortization of Intangible Assets and Other Purchase Accounting-related Amortization. Amortization of intangible assets and other purchase accounting-related amortization from the acquisitions of ISI and certain other acquisitions. Acquisition and Transition Costs. Primarily professional fees incurred and costs related to transitioning acquisitions or divestitures. Foreign Exchange Gains / (Losses). Release of cumulative foreign exchange losses resulting from the sale and wind-down of our businesses in Mexico inthe fourth quarter of 2020. Net Loss on Sale of ECB businesses. The net loss resulting from the gain on the sale of the ECB Trust business and the loss on the sale of the remaining ECB business incurred in the third and fourth quarters of 2020, respectively. Gain on Redemption of G5 Debt Security. The gain on the redemption of the G5 debt security in the second quarter of 2021 is excluded from the Adjusted presentation. Special Charges, Including Business Realignment Costs. Expenses associated with impairments of Goodwill and Intangible Assets and other costs related to business changes, including those associated with acquisitions and divestitures, are excluded from the Adjusted results.

U.S. GAAP Reconciliation to Adjusted Results (Unaudited) Income Taxes. Evercore is organized as a series of Limited Liability Companies, Partnerships, C-Corporations and a Public Corporation in the U.S. as the ultimate parent. Certain of the subsidiaries, particularly Evercore LP, have noncontrolling interests held by management or former members of management. As a result, not all of the Company’s income is subject to corporate level taxes and certain other state and local taxes are levied. The assumption in the Adjusted earnings presentation is that substantially all of the noncontrolling interest is eliminated through the exchange of Evercore LP units into Class A common stock of the ultimate parent. As a result, the Adjusted earnings presentation assumes that the allocation of earnings to Evercore LP’s noncontrolling interest holders is substantially eliminated and is therefore subject to statutory tax rates of a C-Corporation under a conventional tax structure in the U.S. and that certain state and local taxes are reduced accordingly. Presentation of Interest Expense. The Adjusted results present Adjusted Operating Income before interest expense on debt, which is included in interest expense on a U.S. GAAP basis. In addition, in prior periods, interest expense on short-term repurchase agreements was presented in Other Revenue, net, as the Company's Management believes it is useful to present the spread on net interest resulting from the matched financial assets and liabilities. Presentation of Income (Loss) from Equity Method Investments. The Adjusted results present Income (Loss) from Equity Method Investments within Revenue as the Company’s Management believes it is a useful presentation.

U.S. GAAP Reconciliation to Adjusted Results (Unaudited) Net Revenues

U.S. GAAP Reconciliation to Adjusted Results (Unaudited) Net Income

U.S. GAAP Reconciliation to Adjusted Results (Unaudited) Diluted shares outstanding and key metrics

U.S. GAAP Reconciliation to Adjusted Results (Unaudited) Footnotes 1. Income (Loss) from Equity Method Investments has been reclassified to Revenue in the Adjusted presentation. 2. Interest Expense on Debt is excluded from Net Revenues and presented below Operating Income in the Adjusted results and is included in Interest Expense on a U.S. GAAP Basis. 3. The gain resulting from the redemption of the G5 debt security in the second quarter of 2021 is excluded from the Adjusted presentation. 4. The net loss resulting from the gain on the sale of the ECB Trust business and the loss on the sale of the remaining ECB business in the third and fourth quarters of 2020, respectively, is excluded from the Adjusted presentation. 5. Release of cumulative foreign exchange losses in the fourth quarter of 2020 resulting from the sale and wind-down of our businesses in Mexico are excluded from the Adjusted presentation. 6. The exclusion from the Adjusted presentation of expenses associated with amortization of intangible assets and other purchase accounting-related amortization from the acquisitions of ISI and certain other acquisitions. 7. Evercore is organized as a series of Limited Liability Companies, Partnerships, C-Corporations and a Public Corporation in the U.S. as the ultimate parent. Certain of the subsidiaries, particularly Evercore LP, have noncontrolling interests held by management or former members of management. As a result, not all of the Company’s income is subject to corporate level taxes and certain other state and local taxes are levied. The assumption in the Adjusted earnings presentation is that substantially all of the noncontrolling interest is eliminated through the exchange of Evercore LP units into Class A common stock of the ultimate parent. As a result, the Adjusted earnings presentation assumes that the allocation of earnings to Evercore LP’s noncontrolling interest holders is substantially eliminated and is therefore subject to statutory tax rates of a C-Corporation under a conventional tax structure in the U.S. and that certain state and local taxes are reduced accordingly. 8. Expenses incurred from the vesting of Class J LP Units issued in conjunction with the acquisition of ISI are excluded from the Adjusted presentation. 9. Expenses during 2021 that are excluded from the Adjusted presentation relate to the write-down of certain assets associated with a legacy private equity investment relationship which, consistent with the Company’s current investment strategy, the Company decided to wind down during the third quarter. Expenses during 2020 that are excluded from the Adjusted presentation relate to separation and transition benefits and related costs as a result of the Company’s review of its operations and the acceleration of depreciation expense for leasehold improvements and certain other fixed assets in conjunction with the expansion of our headquarters in New York and our business realignment initiatives, as well as charges related to the impairment of assets resulting from the wind-down of our Mexico business. 10. The exclusion from the Adjusted presentation of professional fees incurred and costs related to transitioning acquisitions or divestitures. 11. Reflects an adjustment to eliminate noncontrolling interest related to substantially all Evercore LP partnership units which are assumed to be converted to Class A common stock in the Adjusted presentation. 12. Assumes the vesting, and exchange into Class A shares, of substantially all Evercore LP Units and interests and IPO related restricted stock unit awards in the Adjusted presentation. In the computation of outstanding common stock equivalents for U.S. GAAP net income per share, the Evercore LP Units are anti-dilutive.